Exhibit 99

FOR IMMEDIATE RELEASE

July 23, 2008

THE EASTERN COMPANY REPORTS RESULTS

FOR THE SECOND QUARTER AND SIX MONTHS OF 2008

Naugatuck, CT–The Eastern Company (AMEX-EML) today announced the results of its operations for the second quarter and six months of 2008. Sales for the quarter were $36.1 million, compared to $34.2 million for the same period in 2007, a 6% increase, while net income was $1.4 million or $0.22 per diluted share, compared to the $728,000, or $0.12 per diluted share, reported in the second quarter of 2007, an 86% increase.

Net sales for the six months of 2008 were $69.0 million compared to $86.5 million for the first six months of 2007. Sales in the 2007 period included $18.1 million to produce latching systems for the military’s up-armored Humvee program under a one-time limited contract. “Core” business sales for the six months of 2007 were $68.4 million. Year to date earnings for the six month period ended June 28, 2008 were $2.6 million or $0.42 per diluted share, compared to $7.5 million or $1.25 per diluted share for the same period in 2007.

Leonard F. Leganza, Chairman, President and CEO stated, “Despite the poor general state of the economy including record high prices for fuel and steel the Company fared well in the second quarter and first half of the year. The Eberhard Division in our Industrial Hardware Group has continued to work very closely with several military vehicle contractors in the development and testing of latching systems and other hardware for the next generation of military vehicles. Those efforts are beginning to show results as we recently received initial orders worth over $8 million for military latching systems. While those orders will begin to be shipped in 2008 the majority of the current efforts will result in shipments in 2009.”

Mr. Leganza also stated, “The Canadian Commercial Vehicle subsidiary which services the Class 8 truck market with its lightweight honeycomb Sleeper Cabs has experienced a significant downturn in that market in 2008. Although earlier we were optimistic the trucking market would begin to recover in the latter part of 2008 current forecasts are now estimating that the Class 8 truck market will remain soft through the remainder of the year but we are optimistic that the truck industry will pickup in the first half of 2009. Notwithstanding, we are continuing to develop our lightweight honeycomb composite technology toward the development and manufacture of ultra-flat panels for a variety of non-vehicular markets and are already experiencing very positive results in that endeavor. This will eventually reduce our dependence on the truck markets.”

Mr. Leganza continued, “Also contributing to our favorable operating results for the second quarter and first half of 2008 has been the improved sales and earnings from our Metal Products segment. Although the operating results have not reached the levels we had planned through the first half, we are optimistic that with the continued strong demand for our proprietary mine roof anchors and our marketing efforts in general contract casting products we will generate positive results in 2008.”

The Eastern Company is a 150-year-old manufacturer of industrial hardware, security products and metal castings. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company’s business environment. Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:	Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (AMEX - EML)

	THREE Months Ended		SIX Months Ended

	13 wks	13 wks	26 wks	26 wks
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Net Sales	$ 36,098,718	$ 34,175,471	$69,017,629	$86,492,645

Net Income	$ 1,354,700	$ 728,356	$ 2,561,378	$ 7,486,594

Net Income Per Share:
Basic	$ 0.23	$ 0.13	$ 0.44	$ 1.35
Diluted	$ 0.22	$ 0.12	$ 0.42	$ 1.25

Weighted average
shares outstandings:
Basic	5,835,601	5,593,073	5,823,781	5,550,219
Diluted	6,154,270	6,048,133	6,155,699	5,990,085